Exhibit 99.1

Convey Health Solutions Announces Financial Results for Third Quarter 2021

Third Quarter 2021 Highlights

•	Net revenues of $82.4 million, up 19% compared to Q3 2020

•	Net income of $3.7 million, compared to $1.7 million net loss in Q3 2020

•	Adjusted EBITDA of $18.3 million, up 21% compared to Q3 2020

•	Expect full year 2021 net revenues of $335 million to $340 million

•	Expect Adjusted EBITDA of $67 million to $69 million (1)

Fort Lauderdale, Florida, November 10, 2021 – Convey Health Solutions Holdings, Inc. (NYSE: CNVY) (the “Company” or “Convey”), a leading healthcare technology and services company in the U.S., announced today financial results for the third quarter ended September 30, 2021.

“We achieved excellent third quarter financial and operating results across both of our business segments. Our advisory business is performing well as health plans are looking for competitive advantages that our advisory team can help drive, and our technology team is busy onboarding new members and clients during the Medicare Annual Election Period that extends until December 7th ,” said Stephen Farrell, CEO of Convey.

Mr. Farrell continued, “This past quarter, our Value-Based Analytics business, powered by data on over 28 million health plan members, provided some new and exciting insights on beneficiaries of our Supplemental Benefit Administration program. Analyzing over 250,000 over-the-counter (OTC) beneficiaries across a three-year period, we found a high correlation between usage of our OTC offering and lower medical costs. More specifically, users of the Convey OTC program who had diabetes, cardiovascular disease, or a history of slip and fall accidents had between 6 and 8 percent lower medical costs than members with similar conditions who did not use our OTC offering. Although the cause and effect is hard to determine, it stands to reason that there is some meaningful cause and effect as our engagement with members naturally makes them more proactive with their health which in turn improves outcomes. We are excited to continue leveraging data-driven insights to help new and existing health plan customers keep improving member outcomes as they become more focused on value-based care.”

Tim Fairbanks, Convey’s CFO, said “During the third quarter, our revenue grew 19% year over year leading to $18.3 million of Adjusted EBITDA, $16.3 million of net cash provided by operating activities and $3.7 million of net income. This strong performance allows us to increase the midpoint of our full year 2021 net revenues and Adjusted EBITDA guidance ranges, which now represents 19% and 32% year over year growth, respectively, as compared to 2020. Additionally, our liquidity and modest levels of debt position us well for both new product development and strategic M&A initiatives.”

Third Quarter 2021 Financial Results

•	Net revenues of $82.4 million, up 19% compared to $69.5 million in the third quarter of 2020. Third quarter revenue growth was driven by Technology Enabled Solutions (TES) segment revenue of $69.2 million, up 15% year over year from $60.1 million in third quarter 2020, and $13.2 million of revenue in our Advisory Services segment, which was up 39% year over year from $9.5 million in third quarter 2020.

•	Net income was $3.7 million compared to a net loss of $1.7 million for the third quarter of 2020.

•	Adjusted EBITDA of $18.3 million increased 21% year over year from $15.0 million in the third quarter of 2020.

•	As of September 30, 2021, Convey had cash and cash equivalents of $36.4 million and $39.5 million available on the Company’s revolver. Total debt, excluding unamortized cost of $3.1 million, was $192.6 million.

1 Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for additional information.

Nine Months Ended September 30, 2021 Financial Results

•	For the nine months ended September 30, 2021, net revenues of $240.3 million was up 23% compared to $195.8 million for the first nine months of 2020.

•	Net loss was $10.4 million compared to a net loss of $14.6 million for the nine months ended September 30, 2020. Net loss for the nine months ended September 30, 2021 includes $18.0 million of one-time costs attributed to our IPO consisting of $7.9 million for prior acts D&O insurance premium, $5.0 million expense related to the June 2021 extinguishment of debt, $2.8 million of public company readiness costs, and $2.3 million related to one-time termination of the management service agreement with TPG.

•	Adjusted EBITDA for the nine months ended September 30, 2021 was $49.3 million, up 53% year over year from $32.2 million for the first nine months of 2020.

2021 Financial Guidance

For the full year 2021, Convey is updating the following financial guidance ranges.

•	Net revenues of $335 million to $340 million (previously $330 million to $340 million)

•	Adjusted EBITDA (2) of $67 million to $69 million (previously $66 million to $68 million)

The midpoints of these guidance ranges represent a 19% year over year increase in net revenues and a 32% year over year increase in Adjusted EBITDA.

Third Quarter 2021 Conference Call

Convey will host a conference call to discuss third quarter 2021 results on November 10, 2021 at 5:00 p.m. Eastern Time. The conference call can be accessed by dialing (844) 200-6205 for U.S. participants or +44 208-0682-558 for international participants, and referencing conference ID 273613; or via a live audio webcast that will be available online at https://ir.conveyhealthsolutions.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Convey Health Solutions

Convey Health Solutions is a specialized healthcare technology and services company that is committed to providing clients with healthcare-specific, compliant member support solutions utilizing technology, engagement, and analytics. Convey's administrative solutions for government-sponsored health plans help to optimize member interactions, ensure compliance, and support end-to-end Medicare processes. By combining its purpose-built technology platforms with dedicated and flexible business process solutions, Convey creates better business results and better healthcare consumer experiences on behalf of business customers and partners. Convey's clients include some of the nation's leading health insurance plans and pharmacy benefit management firms. Convey's healthcare-focused teams help millions of Americans navigate the complex Medicare Advantage and Part D landscape.

2 Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net (loss) income and adjustments that could be made for COVID-19 related costs, income tax expense/benefits, contract termination costs, and extinguishment of debt in its reconciliation of historic numbers. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Effective November 4, 2021, Convey Holding Parent, Inc., changed its name to Convey Health Solutions Holdings, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies and other future conditions. Such forward-looking statements may include, without limitation, statements about future opportunities for us and our products and services, our future operations, financial or operating results, including our 2021 financial guidance, our excitement to continue leveraging data-driven insights to help new and existing health plan customers keep improving member outcomes as they become more focused on value-based care, that our liquidity and modest levels of debt position us well for both new product development and strategic M&A initiatives, anticipated business levels, our ability to create value for our clients and serve their business objectives, future earnings, planned activities, anticipated growth, market opportunities and our expectations with respect to the growth of the markets in which we compete, including the Medicare Advantage market, trends in the markets in which we compete, strategies, competitions and other expectations and targets for future periods. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” continue,” contemplate,” “plan” and other words and terms of similar meaning. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the markets in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among others, the following: our ability to retain our existing clients or attract new clients; our dependence on a small number of clients for a substantial portion of our total revenue; limitations of our clients’ growth prospects, and the failure of the size of the total addressable markets in which we compete or expect that we may compete in the future to grow at rates currently expected; increases in labor costs, including due to changing minimum wage laws, and an overall tightening of the labor market; an economic downturn or volatility, including as a result of the ongoing COVID-19 pandemic; developments in the Medicare Advantage market or the healthcare industry generally, including with respect to changing laws and regulations; security breaches, failures or other disruptions of the information technology systems used in our business operations or by our vendors; our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights; our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties; our substantial indebtedness, and the restrictions imposed by our indebtedness on our subsidiaries; a material weakness in our internal control over financial reporting and a failure to remediate a material weakness, and the effectiveness of our internal controls over financial reporting; and the significant influence our principal stockholder, TPG, has over us. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section Part II, Item 1A “Risk Factors” included in our Form 10-Q for the period ended June 30, 2021 and our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We qualify all of the forward-looking statements in this press release by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures and are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of the Company. We use EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to assess our financial performance and also for internal planning and forecasting purposes. We believe EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin provide investors with useful information because such metrics offer a consistent and comparable overview of our operations across historical financial periods. In evaluating EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.

Non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. There are limitations to the use of the non-GAAP financial measures presented in this press release. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

The non-GAAP financial measures we present are not meant to be considered as indicators of performance in isolation from or as a substitute for measures prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP financial measure are presented below. We encourage you to review our financial information in its entirety, not to rely on any single financial measure and to view the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude such items, may incur income and expenses similar to these excluded items, and include other expenses, costs, and non-recurring items.

CONVEY HOLDING PARENT, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data) (unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$36,441	$45,366
Accounts receivable, net of allowance for doubtful accounts of $275 and $610 as of September 30, 2021, and December 31, 2020, respectively	46,798	50,589
Inventories, net	13,860	11,094
Prepaid expenses and other current assets	12,894	15,220
Restricted cash	3,560	3,560
Total current assets	113,553	125,829
Property and equipment, net	19,318	20,667
Intangible assets, net	224,554	238,842
Goodwill	455,206	455,206
Restricted cash	—	160
Other assets	1,725	2,364
Total assets	$814,356	$843,068
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,864	$21,308
Accrued expenses	41,969	67,159
Capital lease obligations, current portion	494	361
Deferred revenue, current portion	4,662	6,466
Term loans, current portion	—	2,500
Total current liabilities	58,989	97,794
Capital leases obligations, net of current portion	660	1,129
Deferred taxes, net	21,417	26,561
Term loans, net of current portion	189,482	239,290
Other long-term liabilities	7,683	8,144
Total liabilities	278,231	372,918
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	733	613
Additional paid-in capital	569,038	492,747
Accumulated other comprehensive income	33	78
Accumulated deficit	(33,679)	(23,288)
Total shareholders’ equity	536,125	470,150
Total liabilities and shareholders’ equity	$814,356	$843,068

CONVEY HOLDING PARENT, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues:
Services	$44,191	$37,207	$130,002	$104,814
Products	38,220	32,321	110,288	91,019
Net revenues	82,411	69,528	240,290	195,833
Operating expenses:
Cost of services(1)	20,993	20,077	65,799	59,719
Cost of products(1)	24,221	21,226	73,047	60,643
Selling, general and administrative	21,296	18,784	70,986	58,886
Depreciation and amortization	7,473	6,918	22,667	20,710
Transaction related costs	328	80	2,969	277
Change in fair value of contingent consideration	—	—	96	—
Total operating expenses	74,311	67,085	235,564	200,235
Operating income (loss)	8,100	2,443	4,726	(4,402)
Other income (expense):
Interest income	—	—	—	7
Loss on extinguishment of debt	—	—	(5,015)	—
Interest expense	(3,283)	(4,561)	(15,144)	(13,478)
Total other expense, net	(3,283)	(4,561)	(20,159)	(13,471)
Income (loss) from continuing operations before income taxes	4,817	(2,118)	(15,433)	(17,873)
Income tax (expense) benefit	(1,131)	472	5,042	3,272
Net income (loss) from continuing operations	3,686	(1,646)	(10,391)	(14,601)
Income (loss) from discontinued operations, net of tax	—	(6)	—	37
Net income (loss)	$3,686	$(1,652)	$(10,391)	$(14,564)
Income (loss) per common share – Basic and diluted
Continuing operations	0.05	(0.03)	(0.16)	(0.24)
Discontinued operations	—	—	—	—
Net income (loss) per common share	$0.05	$(0.03)	$(0.16)	$(0.24)

Net income (loss)	$3,686	$(1,652)	$(10,391)	$(14,564)
Foreign currency translation adjustments	(33)	28	(45)	47
Comprehensive income (loss)	$3,653	$(1,624)	$(10,436)	$(14,517)

(1)	Excludes amortization of intangible assets and depreciation, which are separately stated below.

CONVEY HOLDING PARENT, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(10,391)	$(14,564)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	4,155	2,933
Amortization expense	18,512	17,777
Loss on extinguishment of debt	5,015	—
Provision for bad debt	(125)	79
Provision for inventory reserve	941	25
Deferred income taxes	(5,144)	(4,182)
Amortization of debt issuance costs	876	783
Change in fair value of contingent consideration	96	—
Share-based compensation	3,166	5,671
Changes in operating assets and liabilities:
Accounts receivable	3,916	9,782
Inventory	(3,707)	(6,522)
Prepaid expenses and other assets	2,830	3,092
Accounts payable and other accrued liabilities	(13,145)	12,483
Deferred revenue	(1,489)	(3,042)
Payment on contingent consideration	(10,329)	—
Net cash (used in) provided by operating activities	(4,823)	24,315
Cash flows from investing activities
Acquisition, net of cash received	—	(3,758)
Purchases of property and equipment, net	(4,713)	(3,385)
Capitalized software development costs	(4,051)	(2,960)
Net cash used in investing activities	(8,764)	(10,103)
Cash flows from financing activities
Proceeds from issuance of debt	78,000	25,000
Payment of debt issuance cost	(2,133)	(1,148)
Principal payment on term loan	(132,368)	(1,813)
Payment on capital leases	(336)	(73)
Proceeds from issuance of common stock to a board of directors member	250	—
Proceeds from issuance of common stock in initial public offering, net of issuance costs	146,136	—
Prepayment premium on early repayment of term loan	(1,563)	—
Payment on contingent consideration	(10,303)	(11,010)
Exercise of vested stock options	1,359	—
Dividend	(74,500)	—
Net cash provided by financing activities	4,542	10,956
Effect of exchange rate changes on cash	(40)	51
Net (decrease) increase in cash and cash equivalents and restricted cash	(9,085)	25,219
Cash, cash equivalents and restricted cash at beginning of period	49,086	21,346
Cash, cash equivalents and restricted cash at end of period	$40,001	$46,565
Cash, cash equivalents and restricted cash as of the end of the period
Cash and cash equivalents	$36,441	$41,230
Restricted cash	3,560	1,615
Restricted cash, non-current	—	3,720
Cash, cash equivalents and restricted cash	$40,001	$46,565

CONVEY HOLDING PARENT, INC. AND ITS SUBSIDIARIES

SEGMENT REVENUES AND ADJUSTED EBITDA

(in thousands) (unaudited)

Presented in the tables below is revenue and Segment Adjusted EBITDA by reportable segment:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
(in thousands)	Technology Enabled Solutions	Advisory Services	Technology Enabled Solutions	Advisory Services
Revenue	$69,248	$13,163	$200,196	$40,094
Segment Adjusted EBITDA	$19,786	$4,559	$52,038	$13,159

	For the Three Months Ended September 30, 2020		For the Nine Months Ended September 30, 2020
(in thousands)	Technology Enabled Solutions	Advisory Services	Technology Enabled Solutions	Advisory Services
Revenue	$60,056	$9,472	$166,850	$28,983
Segment Adjusted EBITDA	$19,088	$1,799	$44,196	$4,068

The following table presents a reconciliation of Segment Adjusted EBITDA to the condensed consolidated U.S. GAAP net income (loss) from continuing operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Technology Enabled Solutions Segment Adjusted EBITDA	$19,786	$19,088	$52,038	$44,196
Advisory Services Segment Adjusted EBITDA	4,559	1,799	13,159	4,068
Total	$24,345	$20,887	$65,197	$48,264
Unallocated(1)	$(3,742)	$(2,086)	$(8,731)	$(6,410)
Adjustments to reconcile to U.S. GAAP net income (loss) from continuing operations
Depreciation and amortization	(7,473)	(6,918)	(22,667)	(20,710)
Interest, net	(3,283)	(4,561)	(15,144)	(13,471)
Income tax provision	(1,131)	472	5,042	3,272
Cost of COVID-19(2)	(746)	(3,254)	(3,057)	(7,772)
Sales and use tax	(1,734)	(2,122)	(5,802)	(5,577)
Non-cash stock compensation expense	(1,093)	(1,745)	(3,166)	(5,671)
Transaction related costs	(328)	(80)	(2,969)	(277)
Acquisition bonus expense – HealthScape and Pareto acquisition	(192)	(481)	(481)	(1,476)
Loss on extinguishment of debt	—	—	(5,015)	—
Director and officer prior act liability insurance policy(3)	—	—	(7,861)	—
Other(4)	(937)	(1,758)	(5,737)	(4,773)
Net income (loss) from continuing operations	$3,686	$(1,646)	$(10,391)	$(14,601)

(1)	Represents certain corporate costs associated with the executive compensation, legal, accounting, finance and other costs not specifically attributable to the segments.

(2)	Expenses incurred due to the COVID-19 pandemic are primarily related to higher pricing from vendors due to supply chain disruptions and product shortages and higher employee costs due to hazard pay for our employees.

(3)	In connection with the IPO, we made a $7.9 million one-time payment on a 3-year director and officer prior act liability insurance policy. We deemed this policy to be a retroactive insurance policy and in accordance with ASC 720-20-25, “Retrospective Contracts,” we expensed the premium of $7.9 million in June 2021.

(4)	These adjustments include individual adjustments related to fees associated with obtaining the incremental loans, management fees, management service agreement termination fee, board of directors related fees, and consulting costs for the selection of ERP solution.

Non-GAAP Reconciliations

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as net income (loss) less income (loss) from discontinued operations adjusted for interest, net, income tax expense (benefit), and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA further adjusted for certain items of a significant or unusual nature, including but not limited to, change in fair value contingent consideration, COVID-19 cost impacts, non-cash stock compensation, transaction related costs, acquisition bonus expense, loss of extinguishment of debt, director and officer prior act liability insurance policy and other costs. Other includes costs such as contract termination fees, management, and board of directors’ fees, and costs associated with obtaining the incremental term loans.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenues.

The following table reconciles EBITDA and Adjusted EBITDA for the three and nine months ending September 30, 2021 and 2020 to net income (loss), the most directly comparable GAAP measure:

(in thousands)	For the Three Months Ended September 30, 2021	For the Three Months Ended September 30, 2020	For the Nine Months Ended September 30, 2021	For the Nine Months Ended September 30, 2020
Net income (loss)	$3,686	$(1,652)	$(10,391)	$(14,564)
Less income (loss) from discontinued operations, net of tax	—	(6)	—	37
Net income (loss) from continuing operations	3,686	(1,646)	(10,391)	(14,601)
Interest, net	3,283	4,561	15,144	13,471
Income tax expense (benefit)	1,131	(472)	(5,042)	(3,272)
Depreciation and amortization expense	7,473	6,918	22,667	20,710
EBITDA	15,573	9,361	22,378	16,308
Change in fair value of contingent consideration(1)	—	—	96	—
Cost of Covid-19(2)	746	3,254	3,057	7,772
Non-cash stock compensation expense(3)	1,093	1,745	3,166	5,671
Transaction related costs(4)	328	80	2,969	277
Acquisition bonus expense – HealthScape and Pareto acquisition(5)	192	481	481	1,476
Loss on extinguishment of debt(6)	—	—	5,015	—
Director and officer prior act liability insurance policy(7)	—	—	7,861	—
Other(8)	338	124	4,316	673
Adjusted EBITDA	$18,270	$15,045	$49,339	$32,177

(1)	Change in fair value of contingent consideration is composed of two components: earn-out liability and holdback liability. The earn-out liability resulted from the HealthScape Advisors and Pareto Intelligence acquisition that closed on November 16, 2018. The holdback liability resulted from the merger with TPG that closed on September 4, 2019. The earn-out liability and holdback liability were re-measured to fair value at each reporting date until the contingency was resolved. During the nine months ended September 30, 2021, we made a final payment of $13.1 million related to the holdback liability and a $7.5 million final payment related to the earn-out liability due to HealthScape Advisors.

(2)	Due to significant volatility to the markets, as well as business and supply chain disruptions, we incurred several additional expenses due to the COVID-19 pandemic, including: (i) higher pricing from vendors due to supply chain disruptions, product shortages and increases in shipping costs, (ii) higher employee costs due to premium pay and hazard pay for our employees and enhanced sick pay due to illness and quarantine protocols, (iii) costs related to early hiring of employees due to social distancing and work at home protocols, (iv) COVID-19 training costs, (v) overtime costs for IT personnel to setup eligible employees to work from home and temporary resources, (vi) IT costs due to the change in the work environment and (vii) janitorial costs due to enhanced COVID-19 protocols. The expenses are included in cost of services and cost of products on our statements of operations and comprehensive income (loss). During 2021, to a lesser extent, we have continued to incur these expenses.

(3)	Represents non-cash stock-based compensation expense in connection with the stock awards that have been granted to employees and non-employees. It is included in selling, general and administrative expenses on our statements of operations and comprehensive income (loss).

(4)	Transaction related expenses primarily consist of public company readiness costs as well as expenses for corporate development, such as mergers and acquisitions activity that did not proceed.

(5)	In conjunction with the HealthScape Advisors and Pareto Intelligence acquisitions, the previous shareholders set aside funds for an incentive compensation plan for employees who remained post acquisition. The costs are expensed on a monthly basis and funded through an escrow account which was established on the closing date and is included in restricted cash on our consolidated balance sheets. The expense is included in selling, general and administrative expenses on our statements of operations and comprehensive income (loss).

(6)	The loss on extinguishment of debt was recognized for the prepayment of outstanding indebtedness.

(7)	In connection with the IPO, we made a $7.9 million one-time payment on a 3-year director and officer prior act liability insurance policy. We deemed this policy to be a retroactive insurance policy and in accordance with ASC 720-20-25, “Retrospective Contracts,” we expensed the premium of $7.9 million in June 2021.

(8)	Other includes other individual adjustments related to legal fees associated with obtaining the incremental loans, severance costs incurred as a result of eliminating certain positions, management service agreement termination fee and management fees. All costs are included in selling, general and administrative expenses on our statements of operations and comprehensive income (loss).

Investor Contacts

Kevin Ellich

ICR Westwicke

ConveyHealthIR@westwicke.com

Media Contact

Tom Pelegrin

Senior Vice President & Chief Revenue Officer

mediarelations@conveyhs.com